Exhibit (a)(2)

                                    FORM OF

                              ARTICLES OF AMENDMENT

                            LEXINGTON GOLDFUND, INC.


     Lexington Goldfund, Inc., a Maryland corporation (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The charter of the Corporation is hereby amended by striking out Article FIRST of the Articles of Incorporation and inserting in lieu thereof the following:

     FIRST: The name of the corporation is Pilgrim Gold Fund, Inc. (the "Corporation").

     SECOND: The Corporation is authorized to issue five-hundred million (500,000,000) shares of Common Stock, one tenth of one cent ($0.001) par value per share, with an aggregate par value of five hundred thousand dollars ($500,000), all of which have been previously classified as one series and one class of shares. These Articles of Amendment do not increase the total authorized capital stock of the Corporation or the aggregate par value thereof.

     THIRD: The Board of Directors hereby redesignates the five-hundred million (500,000,000) shares of Common Stock as Pilgrim Gold Fund, Inc. Class A Common Stock.

     FOURTH: The foregoing amendments to the charter of the Corporation were approved by a majority of the entire Board of Directors of the Corporation; the charter amendments are limited to changes expressly permitted by Section 2-605 of Title 2 of Subtitle 6 of the Maryland General Corporation Law to be made without action by the stockholders.

     The undersigned Senior Vice President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief, the matters and facts set forth in these Articles with respect to authorization and approval are true in all material respects and that this statement is made under penalties of perjury.

     IN WITNESS WHEREOF, Lexington Goldfund, Inc. has caused these Articles of Amendment to be signed and filed in its name and on its behalf by its Senior Vice President, and witnessed by its Secretary on July 26th, 2000.


                                      LEXINGTON GOLDFUND, INC.


                                      By:
                                          -----------------------------
                                          By: Michael J. Roland
                                              Senior Vice President


ATTEST:



----------------------------
By: James M. Hennessy
    Secretary